As filed with the Securities and Exchange Commission on July 28th, 2010
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM S-1/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AVENUE SOUTH LTD.
(Exact name of registrant as specified in its charter)

Nevada	5700	26-0478989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Victory Road
Suffern NY 10901
(845) 548-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Peter J Sarkesian, Esq. Hardy, Lewis & Page, P.C.
401 South Old Woodward Avenue, Suite 400,
Birmingham, Michigan 48009
Phone: (248) 645-0800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Names, addresses and telephone numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. Θ
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company Θ

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	1,750,000	$0.05	$87,500	$18

  1.     In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

  2.     Estimated pursuant to Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the price per share paid by the selling stockholders named herein in connection with their acquisition from the issuer of the securities being registered in the in the issuer’s recent private placement of common stock, which was consummated at a price per share of $0.02 in March 2010.

  3.     Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated September 13 , 2010

AVENUE SOUTH LTD.

1,750,000 Shares of Common Stock

       This prospectus relates to 1,750,000 shares of common stock of Avenue South Ltd. that may be sold from time to time by the selling stockholders named in this prospectus.

       We will not receive any proceeds from the sales by the selling stockholders.

       Our common stock is presently not traded on any market or securities exchange. The 1,750,000 shares of our common stock will be sold by the selling stockholders at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority, or FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

       Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

       Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2010.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	6

USE OF PROCEEDS	10

DETERMINATION OF OFFERING PRICE	10

MARKET FOR COMMON EQUITY AND RELATED	10

STOCKHOLDER MATTERS	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11

CORPORATE STRUCTURE AND HISTORY	16

LEGAL PROCEEDINGS	20

MANAGEMENT	20

EXECUTIVE COMPENSATION	21

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

SELLING STOCKHOLDERS	23

DESCRIPTION OF CAPITAL STOCK	24

SHARES ELIGIBLE FOR FUTURE SALE	26

PLAN OF DISTRIBUTION	26

LEGAL MATTERS	28

EXPERTS	28

WHERE YOU CAN FIND MORE INFORMATION	28

REPORTS OF INDEPENDENT REGISTERED PUBLIS ACCOUNTING FIRM	F-12 - F13

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

The Company

Overview

We are a retailer of domestic distinctive art reproductions, collectibles and home décor items for sale in the United States and for export sales. We sell through our website www.avenuesouth.com and through an informal relationship with a home furnishing distributor in Hong Kong. We do not plan to occupy any physical stores or outlets or hold any inventory. Upon receiving sales orders from our customers, our suppliers will drop-ship the products we buy from them, directly to our customers. We believe that the products we sell are relatively unique because they are not readily available at many retail outlets. We feel that we have a strong platform for selling our type of products on the internet and we believe there are significant opportunities for us to sell our products outside the United States.

We acquire our product inventory from approximately 15 wholesale vendors all located in the United States. We do not manufacture any of our own products. We have not entered into any formal supply agreements with these vendors. We are required to pay in full for product inventory purchased from these vendors, prior to them drop-shipping their inventory to our customer. Our retail customers are required to pre-pay for their sales orders.

We are a development stage company. For the year ended March 31, 2010 we sold $13,500 worth of our products, which constituted our entire inventory on hand at the time, to Crown Trend Trading Limited, our (“major customer”), a home furnishing distributor to various retail store outlets in Hong Kong, to whom we give 30 day payment terms. For the three months ended June 30, 2010 our revenues were $20,010, all from the sale of our products to this major customer. Revenue for the month of July 2010 to our major customer will be approximately $10,000. We expect to see an increase in the demand for our products from our major customer in Hong Kong and potentially other customers. We will seek to broaden or further develop our relationship with our major customer by entering into a formal distribution agreement so that we may continue to distribute more of our products through them. We pre-pay all shipping and handling costs and we then charge back all these shipping and handling costs to our customers. Our customers have a 30 day right of return on the products we sell to them. We will also seek to develop relationships with other home furnishing distributors in the United States and Hong Kong in order to increase our products sales and distribution base.

Our Competitive Strengths

We believe that we have the following competitive strengths:

   ●  Existing relationships with our wholesale suppliers;

   ●  Robust website that features streamlined navigation;

   ●  Distinct product inventory sourced by our President;

   ●  A continuing presence in Hong Kong where our Vice President of Sales is marketing our products to the Hong Kong market;

   ●  No storage costs;

   ●  Personalized customer support from our President and Vice President Sales; and

   ●  Low overhead costs.

1

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  ●  We plan to develop relationships with home furnishing distributors in the U.S. and in Hong Kong that will help us increase our domestic and international sales.

  ●  We plan to begin marketing our website and product inventory on the internet and through other marketing channels later in 2010 or in 2011.

  ●  We plan to leverage the social and business network of Ms. Ngai, our Hong Kong based director, and our Hong Kong stockholder base to find new sales opportunities in Hong Kong. We believe we can increase our product sales to the Hong Kong market.

  ●  We plan to diversify our product portfolio to satisfy a larger array of customer preferences.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including:

  We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the necessary debt or equity financing from our major shareholder and others that we will need to meet those requirements. This lack of working capital puts us in a competitive disadvantage as it prevents us from running our operations and incurring operating expenses such as salaries, rent and marketing costs, which many other retail sales and wholesale sales distributors incur in operating their businesses and generating revenue for their businesses. If we do not obtain the financing we need to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.
  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.
  Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate any material level of revenues.
  We face intense competition now and if we are unable to successfully compete with our competitors we will not be able to achieve profitability.
  We face a difficult current retail environment and changing economic conditions that may further adversely affect consumer demand and spending, and as a result, adversely affect our financial condition.
  If we do not attract customers to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations.
  If our business operations expand in the future and our operating expenses increase, our net profit margins may decrease and we may not be able to develop into a profitable on-going business in the future.
  All of our current sales are generated through one major customer, the loss of which could have a materially adverse affect on our business.
  Our success depends on the continuing efforts of our senior management team and the loss of their services would result in a disruption of operations which could result in reduced revenues. The loss of Ms. Ngai as our Director , Treasurer and Vice President of Sales may result in the loss of our major customer. We do not have any other people working in Hong Kong at the present time to help provide customer service to our Hong Kong customer on a regular basis. Ms. Ngai does not have any business relationship with our Hong Kong customer other than being our sales representative and providing customer service to this major customer.
  We presently do not have any employees so our senior management will still need to devote more of their time for little or no compensation, in order for the company to expand its business operations, which they may or may not want to continue to do in the future.
  Because our President, Irina Goldman, owns more than 50% of our outstanding shares, she will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

2

  Our business depends on the development and maintenance of the Internet infrastructure. Outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services and reduce our revenues.
  Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.
  If our website contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.
  If the security measures that we use from www.authorize.net to protect our user’s personal information such as credit card numbers, are ineffective, our customers may lose their confidence in our websites and stop visiting it. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.
  Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.
  We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.
  Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.
  Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.
  We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on July 6, 2007 (“successor inception date or “inception”) in the State of Nevada for the sole purpose of acquiring Avenue South, Inc. Avenue South, Inc. was incorporated on February 15, 2005 (“predecessor inception date”) in the State of North Carolina for the purpose of engaging in the business of online sales of imported and domestic distinctive art reproductions, collectibles and home décor items.

Our President, Irina Goldman, acquired Avenue South, Inc. on July 6, 2007, from David F. Ruppen, the former owner of Avenue South, Inc., for a cash purchase price of $10,000. Immediately thereafter, on the same day, July 6, 2007, Irina Goldman, our company and Avenue South, Inc. entered into a share exchange agreement, or (“Share Exchange Agreement”), pursuant to which Ms. Goldman exchanged her one share of Avenue South, Inc. for 2,000,000 shares of our company. Upon the consummation of the transactions contemplated by the Share Exchange Agreement, Irina Goldman became our sole stockholder and Avenue South, Inc. became our wholly-owned subsidiary.

Our principal office is located at 5 Victory Road, Suffern, NY. Our telephone number is (845) 548-0888.

We maintain a website at http://www.avenuesouth.com.  Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Conventions Used in this Prospectus

In this prospectus, unless indicated otherwise, references to:

   ●   “we,” “us,” “our” or the “Company” are to Avenue South Ltd. and our subsidiary, Avenue South, Inc., on a consolidated basis;

   ●   “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

   ●   “U.S. dollar,” “$” and “US$” are to the legal currency of the United States;

   ●   “SEC” are to the Securities and Exchange Commission;

   ●   “Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

3

The Offering

Common stock offered by selling stockholders	1,750,000 shares. This number represents 42% of our current outstanding common stock (1)
Common stock outstanding before the offering	4,200,000 shares.
Common stock outstanding after the offering	4,200,000 shares.
Initial Offering Price

The selling stockholders will sell their shares at an initial offering price of $0.05 per share unless and until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.
No Trading Symbol	Our securities are not traded on any exchange or on the over-the-counter markets

(1) Based on 4,200,000 shares of common stock outstanding as of July 1, 2010.

4

Summary Financial Data

The following summary sets forth selected financial data for the periods and at the dates indicated. The financial data has been derived from our unaudited financial statements for the three months ended June 30, 2010 and June 30, 2009 and for our audited financial statements for each of the fiscal years ended March 31, 2010 and March 31, 2009. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements beginning on page F-1 of this prospectus and the information set forth in the section of this prospectus captioned "Management’s Discussion and Analysis of Financial Position and Results of Operations".

Income Statement Data

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	June 30, 2010	June 30, 2009	March 31, 2010	March 31, 2009

Revenues	20,010	0	13,500	417
Expenses	17,063	697	12,292	8,190
Net Income (Loss)	2,947	(697)	1,208	(7,773)
Net Loss per share	(0.00)	(0.00)	(0.00)	(0.00)

Balance Sheet Data

	As of June 30, 2010	As of March 31, 2010	As of March 31, 2009
Working Capital	49,157	11,210	10,002
Total Assets	161,367	123,420	12,237
Total Current Liabilities	112,210	112,210	2,235

5

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the financing we need to meet those requirements. If we do not obtain the financing we need to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.

As of June 30, 2010 we had $49,157 of working capital. We intend to meet our ongoing cash requirements of approximately $160,000 for the next 12 months through a combination of equity and debt financing from our principal stockholder and other investors. However, there can be no assurance that we will be able to secure such financing and our principal stockholder has not committed to provide additional financing to us and she may require the repayment of her loan to us. If financing is available, it may involve issuing securities which could be dilutive to holders of our capital stock. If we do not raise additional capital from conventional sources, such as our existing or new investors or commercial banks, it is likely that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan and our business may fail. This lack of working capital does not enable us to run our operations and incur operating expenses such as salaries, rent expense and marketing costs, which other retail sales and wholesale sales distributors incur in operating their businesses, which puts us at a competitive disadvantage. If we do not have sufficient capital to fund our operations, you may lose your entire investment.

Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

From the inception of our Company (July 6, 2007, date of inception of the successor operations) until June 30, 2010, we only generated $34,220 in revenues and have incurred losses during that same period of $4,843. From the date of inception of our operating subsidiary (February 15, 2005, date of inception of our predecessor operations) to July 5, 2007) we only generated $10,787 in revenues and have incurred losses during the same period of $37,912. We expect to continue to incur losses into the future. There is no assurance our future operations will result in any profit. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment. If our business operations expand and our operating expenses increase, our profit margins may decrease and we may not be able to develop into a profitable business in the future.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to develop and continually update our website
  our ability to procure and maintain on commercially reasonable terms relationships with third parties from whom we acquire inventory our ability to identify and pursue new mediums through which we will be able to market our website and our products;
  our ability to attract new customers to our website who are interested in purchasing our products; and
  our ability to keep manage our costs and maintain low overhead.

6

Based upon current plans, we expect to incur operating losses in future periods because we will continue to be in the development stage and will be incurring expenses and not generating significant revenues. We cannot guarantee that we will be successful in generating significant revenues in the future. Failure to generate revenues which are greater than our expenses will result in the loss of all or a portion of your investment.

Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate any material level of revenues.

As a result of changing consumer preferences, many Internet websites are successfully marketed for a limited period of time. Even if our products become popular, there can be no assurance that any of our products will continue to be popular for a sustained period of time. Our success will be dependent upon our ability to develop new and improved product lines. Our failure to introduce new product lines and to achieve and sustain market acceptance could result in us being unable to continually meet consumer preferences and generate any material level of revenues.

We face intense competition now and if we are unable to successfully compete with our competitors we will not be able to achieve profitability.

The Internet home furnishing industry is highly competitive. Most of our competitors have longer operating histories, greater brand recognition, broader product lines and greater financial resources and advertising budgets than we do. Many of our competitors offer similar products or alternatives to our products. We may not be able to develop a more appealing online website than our competitors and we may not be able to otherwise compete effectively against our competitors.

Further, our competitors may be able to develop their markets more effectively, have significantly more products than us, may be able to sell their products on more favorable terms, and may be able to adopt more aggressive pricing than us. They may have longer operating histories, greater brand name recognition, larger customer bases and significantly greater financial, technical and marketing resources. In the event that we are unable to successfully compete with our competitors we will not be able to achieve profitability.

We face a difficult current retail environment and changing economic conditions that may further adversely affect consumer demand and spending, and as a result, adversely affect our financial condition.

Historically, the home furnishings industry has been subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. Such uncertainty, as well as other variations in global economic conditions such as consumer confidence, rising fuel costs and slowing housing starts, may continue to cause inconsistent and unpredictable consumer spending habits. Many industry analysts believe the current home furnishings environment is as difficult as the industry has ever experienced. Should consumer demand for home furnishings continue at these current low levels for an extended period of time or further deteriorate, it will be difficult to achieve our financial goals and plans.

Our relationship with our major customer Crown Trend Trading Ltd. creates risks associated with a concentrated sales source.

We currently generate all of our net sales from our business with Crown Trend Trading Ltd., but we cannot be assured that Crown Trend Trading Ltd will continue to purchase from us. Several of our competitors are likely to pursue business opportunities with this customer and threaten our current position. If we fail to maintain this relationship, our sales will be significantly diminished. Even if we maintain our relationship, our sales concentration as a result of this relationship increases the potential impact to our business that could result from any changes in the economic terms of this relationship. Any change in the terms of our sales to this customer could have a material impact on our financial position and results of operations. Further, to the extent Crown Trend Trading Ltd overall business or market share decreases, or does not increase as anticipated, we may be adversely impacted.

If we do not attract customers to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations.

Our success depends on our ability to attract retail customers to our website on cost-effective terms. Our strategy to attract customers to our website, which has not been formalized or implemented, includes viral marketing, the practice of generating "buzz" among Internet users in our products through the developing and maintaining weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources. Our marketing strategy may not be enough to attract sufficient traffic to our website. If we do not attract customers to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations.

Our success depends on the continuing efforts of the members of our senior management and the loss of their services could result in a disruption of operations which could result in reduced revenues.

We have no employees and our future success depends heavily upon the continuing services of the members of our senior management team, in particular, our President and principal shareholder Irina Goldman, and our Vice President of Sales and Director Fung Chun Ngai. If one or both of these people are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.

The loss of Ms. Ngai as our Director, Treasurer and Vice President of Sales may result in the loss of our major customer. Ms. Ngai does not have any business relationship with Crown Trend outside of our company’s sales to Crown Trend. Ms. Ngai, however, is our only employee or agent in Hong Kong and she is, and historically has been, responsible for maintaining our relationship with Crown Trend given her physical proximity to Crown Trend. Given that Ms. Ngai is physically located in Hong Kong and has been responsible for maintaining our relationship with Crown Trend and facilitating responses to sales inquires, sales returns and sales orders, the loss of her services could adversely affect our business relationship with Crown Trend and the service level provided to Crown Trend.

We do not currently maintain key person insurance on Ms. Goldman or Ms. Ngai.

7

Our President and director has never been associated with a larger and profitable home furnishing company, which could adversely affect our ability to becoming profitable in the future.

Our President and director has never been associated with a larger profitable home furnishing company, and her lack of experience in operating a larger home furnishing company like ours could adversely affect our ability to successfully become profitable in the future.

Because our President, Irina Goldman, owns more than 50% of our outstanding shares, she will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Irina Goldman, our President and director, owns 2,450,000 shares of our common stock constituting approximately 58% of our outstanding common stock. As a result, Ms. Goldman will be able to elect all of our directors and control our operations. She will also be able to unilaterally decide major corporate actions such as mergers, acquisitions, future securities offerings, amendments to our charter and bylaws and other significant corporate events. Ms. Goldman’s unilateral control over us could decrease the price and marketability of our shares.

Our business depends on the development and maintenance of the Internet infrastructure. Outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services and reduce our revenues.

The success of our services will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services and reduce our revenues.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our ability to provide our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our name if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third-party provider without adequate notice could result in lengthy service interruptions. Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

If our website contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

Our websites could contain undetected errors or “bugs” that could adversely affect the ability of our customers to order products through our website. The occurrence of errors may cause us to lose market share, damage our reputation and brand name, and reduce our revenues.

If the security measures that we use to protect our user’s personal information such as credit card numbers, are ineffective, our customers may lose their confidence in our websites and stop visiting it. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

We use www.authorize.net for our website security. Any breach in our website security could expose us to a risk of loss or litigation and possible liability. We anticipate that we will rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of our security precautions may occur. A compromise in our proposed security could severely harm our business. A party who is able to circumvent our proposed security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our website. We may be required to spend significant funds and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price, or at all. Concerns regarding the security of e-commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

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RISKS RELATED TO THE OWNERSHIP OF OUR STOCK

Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.

To date, there has been no public market for our common stock. No prediction can be made as to when, if ever, a public market for our common stock will develop. There is no liquidity for shares distributed in this offering and investors may have difficulty in selling any shares acquired in the offering at prices they want. If a public market for the common stock does develop at a future time, sales of shares by stockholders of substantial amounts of our common stock in the public market could reduce the prevailing market price and could impair our future ability to raise capital through the sale of additional equity securities. The company is not listed on any public exchange and there are no market makers currently applying to handle the company’s stock.

We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.

We completed a private placement offering of 1,750,000 shares of our common stock at a price of $0.02 per share to investors on March 28, 2010. Since our inception, we have relied on the proceeds of that private placement offering and stock sales to our principal stockholder and loans from our principal stockholder to fund our operations. We will likely be required to undertake additional equity offerings in the future to finance our current business. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted.

Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

We anticipate that our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than five percent of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly.

We presently do not have a business that produces significant revenues, however, the rules and regulations pursuant to the Exchange Act require a public company to provide periodic reports which will require that we engage legal, accounting and auditing services. The engagement of such services can be costly and we are likely to incur losses which may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 will require that our company establish and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act of 2002 and the limited time that management will devote to our company may make it difficult for us to establish and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or prevent fraud, which may harm our financial condition and result in loss of investor confidence and a decline in our share price.

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Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price. There will be less ways in which you can make a gain on any investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our goals and strategies;
  our future business development, financial condition and results of operations;
  our expectations regarding demand for our products;
  our ability to diversify our product base; and
  general economic and business conditions in the United States and Hong Kong.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at an initial offering price of $0.05 per share until a market for our common shares develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no established public trading market for our stock and we determined the offering price of $0.05 based on our 2010 projected revenues. We projected $100,000 in revenue for the year ended March 31, 2011, and using an arbitrary multiple of 2 times our revenue, we calculated a valuation of the company of $200,000. Taking this valuation and dividing it by the 4,200,000 total shares outstanding in the company after the private placement, the per share valuation of the company is approximately $0.05 per share. We did not consider any other factors in determining the $0.05 share price. The number of securities that may be actually sold by a selling security holder will be determined by each selling security holder. The selling security holders are under no obligation to sell all or any portion of the securities offered, nor are the selling security holders obligated to sell such shares immediately under this Prospectus. A security holder may sell securities at any price depending on privately negotiated factors such as a security holder’s own cash requirements, or objective criteria of value such as the market value of our assets.

DILUTION

All of the 1,750,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing stockholders. We will likely conduct new offerings of our equity securities in the future, in which case your proportionate ownership interest will be diluted as well.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no established public trading market for our common stock. Our common stock is not listed on any securities exchange or on the OTC Bulletin Board, and there are no market makers for our common stock known to us. In addition, we are not aware of any trading transactions that have occurred between private parties since our common stock was issued.

We plan to identify a market maker who will be willing to apply for the quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurances that our shares will ever be traded on the OTC Bulletin Board, or, if traded, that a public market will materialize.

Approximate Number of Holders of Our Common Stock

As of July 1, 2010, there were 29 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a web-based retailer of imported and domestic distinctive art reproductions, collectibles and home décor items. We sell our products through our website www.avenuesouth.com and through an informal relationship with our major customer, a home furnishing distributor in Hong Kong. We do not occupy any physical stores or outlets. We believe that the products we sell are relatively unique and will sell successfully through our website because they are not readily available at many retail outlets.

Recent Developments

On March 28, 2010, we completed or closed our private placement in which we issued and sold to non U.S. persons under Regulation S of the Securities Act 1,750,000 shares of our common stock for an aggregate purchase price of $35,000, or $0.02 per share. As a result of this private placement, we raised approximately $35,000 in gross proceeds, which left us with approximately $35,000 in net proceeds as we did not incur any offering expenses. We have a contractual obligation, under a Registration Rights Agreement we entered into with the investors from the private placement on March 28, 2010, to register the shares of our common stock sold in this private placement. Upon the failure by the Company to have the Registration Statement declared effective within 180 days from the date of the closing of our offering (September 27, 2010), the Company may be required to issue additional shares of its common stock (valued at $0.02 per share) to each Subscriber as liquidated damages. The penalty amount is equal to five percent of the subscription price paid by each subscriber for the first month starting September 27, 2010, if the Registration Statement is not declared effective by that date. The penalty amount equals an additional 87,500 total common shares that may be issued to all the investors for a one month delay and one percent of the subscription price paid in shares (valued at $0.02 per share) to each subscriber for every month thereafter. The maximum amount of liquidated damages due shall not exceed twenty five percent of the Subscription Price paid by the Subscribers (valued at $0.02 per share), which equals a potential maximum of 437,500 additional total common shares that may be issued to all subscribers.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:
  our ability to develop and continually update our website;
  our ability to procure and maintain on commercially reasonable terms relationships with third parties from whom we acquire inventory;
  our ability to identify and pursue mediums through which we will be able to market our products;
  our ability to attract new customers to our website who are interested in purchasing our products; and
  our ability to keep manage our costs and maintain low overhead.

Based upon current plans, we expect to incur operating losses in future periods because we will continue to be in the development stage and will be incurring expenses and not generating significant revenues.

  We are dependent upon our relationships with, Crown Trend Trading Ltd., our major customer and principal distributor at this time, to sell our product inventory. We do not have any formal relationship with them and they may in their sole discretion and without any penalty cease being our distributor at any time. If they cease the distribution of our products then our sole source of distribution will be through our website, which has not generated any significant revenue to date.
  In addition to sales of our products through our major customer and any other distributor that may sell our products in the future, our sales are dependent on our ability to attract retail customers to our website on cost-effective terms. Our strategy to attract customers to our website, which has not been formalized or implemented, includes viral marketing, the practice of generating "buzz" among Internet users in our products through the developing and maintaining weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.
  We acquire our product inventory from several wholesale vendors all located in the United States who will also drop-ship the inventory we purchase from them to our Hong Kong customer or to other export customers. We do not manufacture any of our own products. We have not entered into any formal supply agreements with these vendors. We are required to pay in full for product inventory purchased from these vendors upon delivery. If the prices charged by these vendors increase and we are not able to pass on the increased price to our customers, then our margins will be reduced and this will affect our potential for future profitability.

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Results of Operations for the three months ended June 30, 2010 and June 30, 2009 and from July 6, 2007 (successor inception) to June 30, 2010.

Revenues

We generated revenues of $34,220 during the period from our inception on July 6, 2007 to June 30, 2010. We generated revenues of $20,010 during the three months ended June 30, 2010 and $0 during the same period in 2009. This increase in revenue for the three months ended June 30, 2010 is due to our sales to our major customer, a Hong Kong based wholesale distributor of home furnishings of $20,010. We anticipate future increases in revenue from our major customer and perhaps obtain other new distributors and consumer sales through our website but at this time, our ability to generate significant revenues continues to be uncertain and we continue to be a development stage company.

Cost of Sales

Our cost of sales from our inception on July 6, 2007 to June 30, 2010 was $27,223.

Our cost of sales was $16,948 for the three months ended June 30, 2010 compared to $0 for the three months ended June 30, 2009. The increase in the cost of sales for the three months ended June 30, 2010 was due to our increase in revenue for the three months ended June 30, 2010 as we were able to continue to sell our merchandise to our major customer this quarter, which generated $20,010 of revenue for the three months ended June 30, 2010.

Gross Profit

Our gross profit from our inception on July 6, 2007 to June 30, 2010 was $6,997.

Our gross profit was $3,062 for the three months ended June 30, 2010 compared to $0 for the three months ended June 30, 2009. The increase in the gross profit for the three months ended June 30, 2010 was due to our increase in revenue for the three months ended June 30, 2010. Our gross profit margin decreased from approximately 26% for the year ended March 31, 2010 to 15% for the three months ended June 30, 2010. This decrease in gross margin is due to the renegotiation of our selling prices to our major customer in order for us to derive more sales volume from our major customer for future fiscal quarters and for the year ended March 31, 2011. We expect our future gross profit margins to continue to be in the range of 15% to 17% with our major customer and 15% to 25% from other customers as we continue to seek new business from wholesale distributors of home furnishing products and other retail consumers.

Expenses

From July 6, 2007 (inception) to June 30, 2010, our total expenses were $11,840. These total expenses since inception to June 30, 2010 were for general and administrative expenses which consisted of charges for website maintenance and credit card fees, bank charges, office maintenance, communication expenses, courier, postage, office supplies, and travel. Our expenses were $115 for the three months ended June 30, 2010 compared to $697 for the three months ended June 30, 2009. The decrease in the expenses for the three months ended June 30, 2010 was due to our decrease costs incurred for travel expenses, credit card fees and other general and administrative expenses for the three months ended June 30, 2010. We expect our general and administrative costs to increase sometime later in 2010 or 2011 if we can expand our sales in Hong Kong and other locations and increase our profits. We may also increase our general and administrative expenses if we are able to raise money through a combination of debt financing and equity financing by way of doing another private placement.

Net Income (Loss)

We have a net loss of $4,843 during the period from our inception on July 6, 2007 to June 30, 2010. We had net income of $2,947 during the three months ended June 30, 2010 and a net loss of $697 during the same period in 2009. This increase in net income for the three months ended June 30, 2010 is due to our sale to our distributor in Hong Kong.

Results of Operations for the years ended March 31, 2010 and March 31, 2009, from July 6, 2007 (inception) to March 31, 2010 and Predecessor Results of Operations from February 15, 2005 (predecessor inception) to July 5, 2007.

Revenues

We generated revenues of $14,210 during the period from our inception on July 6, 2007 to March 31, 2010. We generated revenues of $13,500 during the year ended March 31, 2010 and $417 during the same period in 2009. This increase in revenue for the year ended March 31, 2010 is due to our first sale to our major customer, a Hong Kong based wholesale distributor of home furnishings of $13,500. We generated total revenue from our predecessor operations of $10,787 from February 15, 2005 (predecessor inception) to July 5, 2007. At this time, our ability to generate significant revenues continues to be uncertain. The auditor’s report on our audited financial statements for the years ended March 31, 2010 and 2009 contains an additional explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

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Cost of Sales

Our cost of sales from our inception on July 6, 2007 to March 31, 2010 was $10,276.

Our cost of sales was $10,000 for the year ended March 31, 2010 compared to $276 for the year ended March 31, 2009. The increase in the cost of sales for the year ended March 31, 2010 was due to our increase in revenue for the year ended March 31, 2010 as we were able to sell our entire existing inventory on hand to our major customer, which generated the $13,500 of revenue for the year ended March 31, 2010. We generated total cost of sales from our predecessor operations of $8,675 from February 15, 2005 (predecessor inception) to July 5, 2007.

Gross Profit

Our gross profit from our inception on July 6, 2007 to March 31, 2010 was $3,934.

Our gross profit was $3,500 for the year ended March 31, 2010 compared to $141 for the year ended March 31, 2009. The increase in the gross profit for the year ended March 31, 2010 was due to our increase in revenue for the year ended March 31, 2010. Our gross profit margin decreased from approximately 34% for the year ended March 31, 2009 to 26% for the year ended March 31, 2010. This decrease in gross margin is due to the change in our customer mix, all sales were to a wholesale distributor for the year ended March 31, 2010 while all sales for the year ended March 31, 2009 was to retail customers. We generated total gross profit from our predecessor operations of $2,112 from February 15, 2005 (predecessor inception) to July 5, 2007. We expect our future gross profit margins to continue to be in the range of 15% to 25% as we continue to seek new business from wholesale distributors of home furnishing products.

Expenses

From July 6, 2007 (inception) to March 31, 2010, our total expenses were $11,724. These total expenses since inception to March 31, 2010 were for general and administrative expenses which consisted of charges for website maintenance and credit card fees, bank charges, office maintenance, communication expenses, courier, postage, office supplies, and travel. Our expenses were $2,292 for the year ended March 31, 2010 compared to $7,914 for the year ended March 31, 2009. The decrease in the expenses for the year ended March 31, 2010 was due to our decrease costs incurred for travel expenses and other general and administrative expenses for the year ended March 31, 2010. We generated total expenses from our predecessor operations of $40,024 from February 15, 2005 (predecessor inception) to July 5, 2007.

Net Income (Loss)

We have a net loss of $7,790 during the period from our inception on July 6, 2007 to March 31, 2010. We had net income of $1,208 during the year ended March 31, 2010 and a net loss of $7,773 during the same period in 2009. This increase in net income for the year ended March 31, 2010 is due to our sale to a Hong Kong wholesale distributor of home furnishings of $13,500, which resulted in a gross profit of $3,500. We generated a total net loss from our predecessor operations of $37,912 from February 15, 2005 (predecessor inception) to July 5, 2007.

Liquidity and Capital Resources as of June 30, 2010 and 2009

As of June 30, 2010, we had cash of $161,367, total assets of $161,367 and working capital of $49,157 compared to $123,420 in cash, $123,420 in assets and working capital of $11,210 as of March 31, 2010.  As of June 30, 2010 we have an accumulated deficit of $4,843.

During the three months ended June 30, 2010 we had an increase in the net cash provided by financing activities of $37,947. We collected $35,000 of the financing from our March 28, 2010 private placement in June 2010. From our inception on July 6, 2007 to June 30, 2010, we have raised a total net amount of $161,367 in cash through financing activities.

During the three months ended June 30, 2010 we had net cash of $2,947 provided by our operating activities compared to $697 of cash used by our operating activities during the same period in 2009, an increase of $3,644.  This is due to increase in our net income for the three months ended June 30, 2010 From our inception on July 6, 2007 to June 30, 2010 to we used net cash of $14,843 from our operating activities.  During the year ended March 31, 2011, our total cash requirements may exceed our cash balances. Currently, we do not have sufficient cash in our bank accounts to cover our estimated expenses for the next 12 months if we expand our future operations and our related parties do not demand repayment of their loans. These loans are non-interest bearing and due on demand.  We anticipate meeting our future cash requirements through a combination of equity and debt financing.

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Liquidity and Capital Resources as of March 31, 2010 and 2009

As of March 31, 2010, we had cash of $123,420, total assets of $123,420 and working capital of $11,210 compared to $2,237 in cash, $12,237 in assets and working capital of $10,002 as of March 31, 2009.  As of March 31, 2010 we have an accumulated deficit of $7,790.

During the year ended March 31, 2010 we had an increase in the net cash provided by financing activities of $103,975 as compared to the year ended March 31, 2009. We raised $109,975 of financing through non-interest bearing advances from our principal stockholder and director, compared to a repayment of advances from our principal stockholder of $3,000 for the year ended March 31, 2009, an increase in advances from our related parties of $112,975. This increase in advances from related parties was offset by a decrease in funds raised during the year ended March 31, 2010 from the issuance of our common shares, of $9,000.   From our inception on July 6, 2007 to March 31, 2010, we have raised a total net amount of $141,210 in cash through financing activities.

During the year ended March 31, 2010 we had net cash of $11,208 provided by our operating activities compared to $7,773 of cash used by our operating activities during the same period in 2009, an increase of $18,981.  This is due to increase in our revenue and net income for the year ended March 31, 2010 of $8,981 and a decrease in our inventory of $10,000. From our inception on July 6, 2007 to March 31, 2010 to we used net cash of $17,790 from our operating activities.  During the year ended March 31, 2011, our total cash requirements may exceed our cash balances. Currently, we do have sufficient cash in our bank accounts to cover our anticipated expenses for the next 12 months if we do not expand our future operations and our related parties do not demand repayment of their loans, which are non-interest bearing and due on demand.  We anticipate meeting our future cash requirements through a combination of equity and debt financing.

It may take several years for us to fully realize our business plan.

We estimate that our expenses over the next 12 months (beginning July 2010) will be approximately $160,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

	Target completion	Estimated
Description	date or period	expenses

Legal and accounting fees	12 months	20,000
Further development of the website avenuesouth.com	December 2010	10,000
Marketing and advertising	12 months	65,000
Salaries and consulting fees	12 months	55,000
General and administrative	12 months	10,000
Total		160,000

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. There is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We may not raise sufficient funds to fully carry out any business plan.

We will also incur certain legal and accounting costs associated with the public reporting obligations in conjunction with becoming a public reporting company.

Off-Balance Sheet Arrangements

As of the date of this Report, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

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Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the years ended March 31, 2010 and 2009 and from date of inception (July 6, 2007) to March 31, 2010 and for the three months ended June 30, 2010 and 2009. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Recent Accounting Pronouncements

 In May 2009, the FASB issued new guidance of ASC 855 “Subsequent Events” on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, management of a reporting entity is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) No.2009.05 regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

The Company does not expect that adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

CORPORATE STRUCTURE AND HISTORY

Our Background and History

We were incorporated on July 6, 2007 in the State of Nevada for the sole purpose of acquiring Avenue South, Inc. and becoming a holding company. We have no operations except for those of our sole subsidiary, Avenue South, Inc. Avenue South, Inc. was incorporated on February 15, 2005 in the State of North Carolina for the purpose of engaging in the business of online sales of imported and domestic distinctive art reproductions, collectibles and home décor items.

Our President, Irina Goldman, acquired Avenue South, Inc. on July 6, 2007, from David F. Ruppen, the former owner of Avenue South, Inc., for a cash purchase price of $10,000. Immediately thereafter, on the same day, July 6, 2007, Irina Goldman, our company and Avenue South, Inc. entered into a share exchange agreement, or Share Exchange Agreement, pursuant to which Ms. Goldman exchanged her one share of Avenue South, Inc. for 2,000,000 shares of our company. Upon the consummation of the transactions contemplated by the Share Exchange Agreement, Irina Goldman became our sole stockholder and Avenue South, Inc. became our wholly-owned subsidiary. Our predecessor operations are for the period February 15, 2005 to July 5, 2007. Our successor operations are from July 6, 2007 to date.

Private Placement

On March 28, 2010, we completed a private placement in which we issued and sold to the selling stockholders and certain other investors an aggregate of 1,750,000 shares of our common stock, for an aggregate purchase price of $35,000, or $0.02 per share. As a result of this private placement, we raised approximately $35,000 in gross proceeds, which left us with approximately $35,000 in net proceeds after the deduction of offering expenses in the amount of $0. We have a contractual obligation, under a Registration Rights agreement we entered into with the investors from the private placement on March 28, 2010, to register the shares of our common stock sold in this private placement.

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Organizational Chart

The following presents our current corporate structure:

DESCRIPTION OF OUR BUSINESS

Overview

We are a web-based retailer of domestic distinctive art reproductions, collectibles and home décor items. We sell our products through our website www.avenuesouth.com and through an informal relationship with a home furnishing distributor in Hong Kong. We do not have any stores or outlets. We believe that the products we sell are relatively unique because they are not readily available at retail outlets.

We acquire our product inventory from several wholesale vendors. We do not manufacture any of our own products. We have not entered into any formal supply agreements with these vendors. We are required to pay in full for product inventory purchased from these vendors upon delivery. We also offer other vendors, or link partners, who would like to sell their products on our website the opportunity to send us their URL address to add to our website so that our existing customers can view their products and purchase their inventory through a weblink from our website. Any sales referred to our link partners from us, we would obtain a sales commission. We are currently marketing our link partner program to other vendors and have not yet generated any revenue from our link partner program to date.

We are a development stage company. To date, we have only generated nominal revenues and have undertaken only limited operations. In March 2010, we sold $13,500 worth of our products, which constituted our entire inventory at the time, to our major customer, a home furnishing distributor in Hong Kong. We do not plan to hold any inventory in the future. We will seek to develop a relationship with our major customer so that we can continue to distribute the products that we sell through our major customer. We will also seek to develop relationships with other home furnishing distributors in the United States and Hong Kong in order to increase our products sales and distribution base.

Our Industry

We operate in the internet home furnishings industry. We face competition from many websites that provide products and services that are similar to ours. We believe that www.homedecorators.com, www.homefurnishingsoutlet.net and www.homegoods.com are some of our biggest competitors. Some industry references regarding the home decorative market are shown below:

"The home market has been transformed from a largely functional to a fashion business, thus allowing consumers to dress and decorate their houses like they dress and accessorize themselves. Consumers are wanting products that reflect their tastes, values and sensibilities." Source: Unity Marketing, The Home Report 2001: The Market, The Competitors, The Trends

"In the past two years consumers spent more money on home furnishings than they did on clothes. Consumers are not just striving to make their homes more ‘beautiful,’ rather they are seeking decorative items that can positively impact the mood and emotional climate of their home."  Source: Unity Marketing, The Gifts and Decorative Accessories Report 2001: The Market, The Industry, The Trends

We believe that these above industry factors will contribute to an increased need for home decorating accessories.

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Our Competitive Strengths

We believe that we have the following competitive strengths:

  Existing relationships with wholesale suppliers. We have been working with our suppliers since 2007. Although we have no formal contract with our suppliers, we believe that we have developed a good working relationship with them and that they are a reliable source of relatively unique home furnishing products. We believe that having identified reliable suppliers of products that are relatively unique to the home furnishing market sets us apart form our competitors.
  Robust website that features streamlined navigation. Our website is modern and easy to use. We believe that its design enhances our customer’s shopping experience and makes it easy for our customer to find what they are looking for quickly.
  Unique product inventory. Our product inventory includes home décor items that are different from other home furnishing stores and web retailers. For example, our Ancient Home Collection features reproductions of articles from Egyptian, pre-Columbian, Greek and Roman times. This collection also features several oriental and Hindu art pieces that can not be readily found in retail stores. We also sell reproductions of religious articles, including Celtic art and reproductions made of pewter.
  Personalized customer support from our President. Our company is relatively small and our President, Irina Goldman, provides much of the service and support directly to our customers. We use this circumstance to our advantage. Our president is vested in our company and eager to see it succeed. As a result, we believe that her hands on approach to customer service is welcome to our customers and preferable to computer automated customer service or outsourced customer service which is frequently used by web retailers.
  Low overhead costs. We do not have any stores and we use our president’s home as a base for our call center and warehouse. By doing so, we save on overhead costs and expenses.

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

   We plan to develop relationships with distributors in the U.S. and in Hong Kong that will help us increase our domestic and international sales. We have developed a relationship with our major customer, a Hong Kong distributor of home furnishing products. In March 2010 we sold $13,500 worth of our products, which constituted our entire inventory at the time, to this major customer. For the three months ended June 30, 2010 we sold approximately $20,000 worth of our products to our major customer. For the month of July 2010 we sold approximately $10,000 worth of our products to our major customer. We will seek to develop a more robust relationship with our major customer so that we can continue to distribute the products that we sell through our major customer. We will also seek to develop relationships with other home furnishing distributors in the United States and Hong Kong in order to increase our products sales and distribution base.
   We plan to begin marketing our website and product inventory on the internet and through other marketing channels. Our strategy to attract customers to our website, which has not been formalized or implemented, includes viral marketing, the practice of generating "buzz" among Internet users in our products through the developing and maintaining weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.
  We plan to diversify our product portfolio to satisfy a larger array of customer preferences. Our current product portfolio is relatively limited. We plan to significantly expand our product offerings by identifying new suppliers of unique home furnishing products.

Products

We sell, at retail, a variety of home furnishings décor, art reproductions, various hand-made ceramics, candles, lamps and similar accessory items.

We maintain over 500 items in our supply chain and periodically review, add and drop products based upon the demand in the marketplace and product availability.

Our products include clocks, penny rugs and runners, candles and candle lamps, Tin Woodsman pewter products, religious reproductions, including Celtic art, and ancient reproductions, including reproductions of art from Egyptian, pre-Columbian, and Greek times.

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We have never experienced any significant difficulty in obtaining quality merchandise in adequate volumes and at suitable prices.

We currently secure our merchandise mostly on a purchase order basis from various wholesale vendors with whom we have established relationships. We plan to maintain and foster such relationships and to establish and foster new relationships with additional wholesale vendors. We expect to meet new vendors through word of mouth introductions, trade shows, and through searches on the internet.

Payments are generally made to vendors by credit card and, if possible, shipped per our request to customers who themselves have provided us their credit card information. In this way, we are trying to limit the amount of inventory we need to carry.

We currently work with approximately 15 different suppliers. No individual supplier is material to our business, since there are a number of alternative suppliers available to supply products to us.

Distribution Methods

We sell directly over the internet though our website www.avenuesouth.com. We also sell products through our major customer, which is a Hong Kong based distributor that re-sells our products to the Hong Kong market.

Our margins are higher when we sell our products directly through our website than when we sell them through our major customer because we are required to give our major customer an approximate 40% discount off the retail price we charge to customers who purchase our products though our website in order to give more incentive to our major customer to sell more of our products. This approximate 40% discount to our major customer may increase in future periods if our sales volume to our major customer increases. We may enter into a formal distribution agreement with our major customer and other distributors at a future date.

We plan to develop relationships with distributors in the U.S. and in Hong Kong that will help us increase our domestic and international sales.

Intellectual Property

We own our domain name AvenueSouth.com but do not have any trademarks or tradenames or any other significant intellectual property.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. We face risks from some of the proposed legislation that could be passed in the future.

In the US, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business.

A range of other laws and new interpretations of existing laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

In Hong Kong, there are import and export custom laws but they do not have an impact on our business as they do not prohibit us from shipping our merchandise to Hong Kong.  The Hong Kong Import and Export declaration charges are not significant, the first $5,900 shipped to Hong Kong from the United States (Hong Kong dollars $46,000) we are required to pay $0.06 (Hong Kong dollars of $0.5) and for each additional $128 (Hong Kong dollars $1,000) or less, payment of $0.03 (Hong Kong dollars $0.25).

Employees

We currently have two officers, our president, Irina Goldman, and our Chief Marketing Officer, Ms. Ngai. Neither of our officers are compensated for the services that they provide at this time, but may be compensated in the future. We expect to employ 1 part time consultant engaged in administrative tasks and software development sometime later in 2010 or in 2011.

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DESCRIPTION OF PROPERTY

Our principal office is located at 5 Victory Road, Suffern NY. We use these premises rent free. The premises are owned by our President, Irina Goldman. We do not have any written agreement with Ms. Goldman regarding our use of the premises and Ms. Goldman may require us to vacate these premises at any time. Currently, this location serves as the administrative office for us. We believe that the rent-free space will be sufficient for our needs for at least the next 12 months, or until such time where company growth necessitates the need to find larger office space.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Irina Goldman	53	President, Secretary, Principal Accounting Officer and Director
Fung Chun Ngai	44	Vice President Sales, Treasurer and Director

Irina Goldman, President, Secretary, Principal Accounting Officer and Director

Irina Goldman has been our President, Secretary, Principal Accounting Officer and Director since our inception on July 6, 2007.  Ms. Goldman also holds the same positions with our subsidiary, Avenue South, Inc. since 2007. Although Ms. Goldman does not have any work experience prior to 2007, and lacks retail and internet sales work experience, she has worked with us since July 6, 2007 (approximately 3 years) developing our business model, sourcing new vendors, working with many of our current vendors and selling our products. She was responsible for overseeing the design and implementation of our website www.avenuesouth.com as well as sourcing many of our products and vendors. Ms. Goldman graduated from Columbia University in 1983 with a Masters Degree in Engineering.

Fung Chun Ngai, Vice President of Sales , Treasurer and Director

Ms. Ngai was appointed as Vice President Sales and Director on March 28, 2010. For the past 5 years, Ms. Ngai worked with Maxfirm Industrial Ltd. as Marketing and Finance manager. She has more than 10 years experience in finance and marketing housewares and other products for households and its major customer was Li & Fung Ltd., a HK listed company, engaged in the retail business with global sales network. She is responsible for our marketing and promotion of our Art products for home décor and will focus on enhancing our distribution networks in Hong Kong. Ms.Ngai, who resides in Hong Kong full time, was able to introduce us to our major customer in Hong Kong and will continue marketing our products to our major customer and other Hong Kong distributors.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

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Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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EXECUTIVE COMPENSATION

Summary Compensation Table - Fiscal Years Ended March 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary ($)	Total ($)
Irina Goldman (2)	2010	0	0
	2009	0	0
Fung Chun Ngai (3)	2010	0	0
	2009	0	0

(1)

We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	Irina Goldman was appointed as one of our directors on July 6, 2007 and as our President, Principal Accounting Officer and Secretary on July 6, 2007.
(3)	Fung Chun Ngai was appointed as our Treasurer, Vice President Sales and Director on March 28, 2010.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception (July 6, 2007) to July 1, 2010. As of July 1, 2010 we did not have any stock option plans.

Management or Employment Agreements

We have not yet entered into any consulting or management agreements with any of our directors or officers

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to the date of this prospectus. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of July 1, 2010 of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 1, 2010, there were 4,200,000 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

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Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(6)
Common	Irina Goldman (1)
Stock	5 Victory Road,	2,450,000	58.3
	Suffern, NY 10901
Common	Fung Chun Ngai (2)
Stock	12/F, 99 Hennessy Road	0	0
	Wan Chai, Hong Kong

(1)	Irina Goldman is our President, Principal Accounting Officer, Secretary and director
(2)	Fung Chun Ngai is our Treasurer, Vice President Sales and director.

Changes in Control

As of July 1, 2010 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

As of March 31, 2010, our debt to related parties totaled $112,210 which included $77,235 due to Irina Goldman, our President, Principal Accounting Officer, Secretary and director, for loans made to us and $34,975 due to Fung Chun Ngai, our Treasurer, Vice President Sales and Director, for loans made to us. These loans are oral agreements and the amounts due are unsecured, non-interest bearing, and due on demand.

Stock transactions with related party

On July 6, 2007, our principal stockholder acquired 100% of the equity of Avenue South, Inc., a North Carolina corporation for $10,000. On July 6, 2007, Avenue South Ltd., a Nevada corporation was formed by our principal stockholder Irina Goldman and our principal stockholder entered into a share exchange agreement, pursuant to which all the common stock held by our principal stockholder in Avenue South, Inc. was acquired by Avenue South Ltd. by issuing 2 million common shares to our principal stockholder. Avenue South Ltd. then became the parent corporation owning 100% of Avenue South, Inc.

Private Placement

On December 17, 2008, the Company issued 450,000 shares of its Common Stock to the Company’s sole stockholder, at $0.02 per share, for total proceeds of $9,000.

There are no family relationships between any of the directors and officers described in the preceding disclosure.

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Director Independence

Our securities are not listed on an exchange nor are they quoted on the OTC Bulletin Board. We will seek to have our common stock quoted on the OTC Bulletin Board in the future. The OTC Bulletin Board unlike national securities exchanges does not have any independent director requirements. Once we are listed on the OTC Bulletin Board we plan to engage more directors as well as plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Promoters and Certain Control Persons

Ms. Goldman and to a lesser extent Ms. Ngai are considered promoters under the Securities Act of 1933 as a result of their ownership, operation and control of the Company. As such, both Ms. Goldman and Ms. Ngai will have additional reporting and disclosure obligations and limitations on their ability to buy and sell the Company’s securities.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,750,000 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement

On March 28, 2010, we completed a private placement in which we issued and sold to the selling stockholders an aggregate of 1,750,000 shares of our common stock, for an aggregate purchase price of $35,000, or $0.02 per share. As a result of this private placement, we raised approximately $35,000 in gross proceeds, which left us with approximately $35,000 in net proceeds after the deduction of offering expenses in the amount of $0.  The foregoing issuance was made in reliance upon exemptions provided by Rule 903 of Regulation S of the Securities Act. We were able to rely on Rule 903 because (a) the subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) the subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the U.S.) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) the subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the U.S. and (d) the subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in our company.

The selling security holders will sell their shares at an initial offering price of $0.05 per share until a market for our common shares develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We have a contractual obligation under a Registration Rights Agreement we entered into with the selling security holders to register the shares of our common stock sold in the March 28, 2010 private placement.

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The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership in the following table is based upon 4,200,000 shares of common stock outstanding as of July 1, 2010.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

					Percentage
				Beneficial	Owned
	Shares Owned		Maximum Numbers	Ownership	upon
	Prior		of	After	Completion of
Name of Selling	to this	Percent	Shares Being	Offering	the Offering
Security Holder	Offering (#)	(%)	Offered(#)	(1) (#)	(2) (%)

Sze Wai Chan	200,000	4.8	200,000	-	-
Fuseta Limited (4)	200,000	4.8	200,000	-	-
Chor Ying Ngai (3)	200,000	4.8	200,000	-	-
All Good Foundation Limited (5)	200,000	4.8	200,000	-	-
Kwai Chun Ngai (3)	200,000	4.8	200,000	-	-
Kin Kwok Sham	185,000	4.4	185,000	-	-
Fu Hoi Wong	134,500	3.2	134,500	-	-
Yuen Fan Ng	63,000	1.5	63,000
Shuk Ying Irene Lai	38,000	*	38,000	-	-
Kwok Kwong Ng	38,000	*	38,000	-	-
Chi Chun Ngai (3)	38,000	*	38,000	-	-
Sze Wai Gary Yan	38,000	*	38,000	-	-
Kam Chiu Chung	28,000	*	28,000	-	-
Tsz Tat Ho	15,000	*	15,000	-	-
Suk Kwan Lai	14,000	*	14,000	-	-
Chi Kong Lai	13,000	*	13,000	-	-
Chuen Tsang	13,000	*	13,000	-	-
Kam Loi Lai	12,500	*	12,500	-	-
Lai King Tang	12,500	*	12,500	-	-
Hoi Yan Chan	12,000	*	12,000	-	-
Aplus & Partners Corporate Services Limited (6)	12,000	*	12,000	-	-
King Yu Lee	12,000	*	12,000	-	-
Sik Cham Leung	12,000	*	12,000	-	-
Ngan Hou Lou	12,000	*	12,000	-	-
Pui Yue So	12,000	*	12,000	-	-
Yan Fung So	12,000	*	12,000	-	-
Ho Lam Yu	12,000	*	12,000	-	-
Ka Ki Fong	11,500	*	11,500	-	-

Total :	1,750,000		1,750,000	-	-

* Less than 1%

(1)	Assumes that all securities offered are sold.

(2)

As of July 1, 2010, a total of 4,200,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Ms. Chor Ying Ngai, Ms. Kwai Chun Ngai and Ms. Chi Chun Ngai are sisters to our director Ms. Fung Chun Ngai. They do not maintain the same household and have no voting arrangements between them.
(4)	Fuseta Limited -Ms. Sau Chun Ngai has sole voting and dispositive control over the securities held by Fuseta Limited
(5)	All Good Foundation Limited -Mr. Tsz Tat Ho and Mr. Sze Wai Gary Yan share voting and dispositive control of the securities held by All Good Foundation Limited.
(6)

Aplus & Partners Corporate Services Limited. -Ms. Shuk Ying Irene Lai, and Ms. Sau Chun Ngai share voting and dispositive control over the securities held by Aplus & Partners Corporate Services Limited.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share of which we have 4,200,000 shares outstanding. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the shares of common stock included in this prospectus are duly authorized, validly issued, fully paid and non-assessable To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are not authorized to issue any preferred stock.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  ●     the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

  ●     if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Integrity Stock Transfer, 3265 East Warm Springs Road, Las Vegas, NV 89120. Their phone number is (702) 317-7757.

26

SHARES ELIGIBLE FOR FUTURE SALE

As of July 1, 2010, there were approximately 4,200,000 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 1,750,000 shares being registered in this offering may be sold without restriction under the Securities Act of 1933 once the registration statement of which this prospectus is a part is declared effective. We have a contractual obligation under a Registration Rights Agreement to register the shares sold in the March 28, 2010 in the private placement.

Rule 144

A person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 42,000 shares immediately after this offering; or
  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be sold at fixed prices until a market develops for our stock. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  to cover short sales made after the date that this registration statement is declared effective by the Commission;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

27

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

28

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Law Offices of Gary R. Henrie.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by EFP Rotenberg LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC

29

.

AVENUE SOUTH LTD.
(A Development Stage Company)

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2010

Page

Consolidated Balance Sheets - unaudited	F2
Consolidated Statements of Operations - unaudited	F3
Consolidated Statements of Changes in Stockholder’s Equity - unaudited	F4 - F5
Consolidated Statements of Cash Flows - unaudited	F6
Notes to Unaudited Consolidated Financial Statements	F7 - F11

30

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	March 31,2010
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$161,367	123,420

Total Assets	161,367	123,420

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Due to related parties	$112,210	112,210

Total Liabilities	112,210	112,210

Commitments and contingencies

Stockholder’s Equity:
Common stock , $0.001 par value; 100,000,000 shares authorized;
4,200,000 shares and 2,450,000 shares issued and outstanding at June 30, 2010 and March 31, 2010, respectively.	4,200	2,450
Common stock subscribed, 1,750,000 shares	-	35,000
Additional paid-in capital	49,800	16,550
Deficit accumulated during the development stage	(4,843)	(7,790)
Stock subscription receivable	-	(35,000)

Total Stockholder’s Equity	49,157	11,210

Total Liabilities and Stockholder’s Equity	$161,367	123,420

See accompanying notes to unaudited consolidated financial statements

F-2

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Successor	Successor		Successor		Predecessor
				For the period		For the period from
	For the three	For the three		July 6, 2007		February 15, 2005
	months ended	months ended		(Date of Inception		(Date of Inception) to
	June 30, 2010	June 30, 2009		to June 30, 2010		July 5, 2007

Revenue
Sales	$20,010	$-		$34,220		$10,787

Cost of sales	16,948	-		27,223		8,675
Gross Margin	3,062	-		6,997		2,112

Operating Expenses
Other selling, general and
administrative expenses	115	697		11,840		40,024

Total operating expenses	115	697		11,840		40,024

Net operating income (loss)	2,947	(697)		(4,843)		(37,912)

Other Income (expenses)	-	-	-	-	-	-

Net income (loss)	$2,947	$(697)		$(4,843)		$(37,912)

Income (Loss) per common share:
- Basic and fully diluted	$0.00	$0.00

Weighted average number of shares
- Basic and fully diluted	2,469,444	2,450,000

See accompanying notes to unaudited consolidated financial statements

F-3

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

			Capital Stock		Additional	Deficit Accumulated	Stock	Total
	Common Stock		Subscribed		Paid	During the	Subscription	Stockholder’s
Predecessor Entity	Shares	Amount	Shares	Amount	In capital	Development Stage	Receivable	Equity
Balance, February 15, 2005
(Inception of Predecessor Entity)	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Share issued in inception	1	100	-	-	-	-	-	100
Net loss for the period	-	-	-	-	-	(2,167)	-	(2,167)
Balance, March 31, 2005	1	100	-	-	-	(2,167)	-	(2,067)

Net loss for the year	-	-	-	-	-	(15,439)	-	(15,439)
Balance, March 31, 2006	1	100	-	-	-	(17,606)	-	(17,506)

Net loss for the year	-	-	-	-	-	(275)	-	(275)
Balance, March 31, 2007	1	100	-	-	-	(17,881)	-	(17,781)

Net loss for the year	-	-	-	-	-	(20,031)	-	(20,031)
Balance, July 5, 2007	1	$ 100	-	$ -	$ -	(37,912)	$ -	(37,812)

Successor Entity
Balance, July 6, 2007
(Inception of Successor Entity)	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Issuance of Common Stock	2,000,000	2,000	-	-	8,000	-	-	10,000
Net loss for the period	-	-	-	-	-	(1,225)	-	(1,225)
Balance, March 31, 2008	2,000,000	2,000	-	-	$ 8,000	(1,225)	-	8,775

Share issued in private placement at $0.02 per share	450,000	450	-	-	8,550	-	-	9,000
Net loss for the year	-	-	-	-	-	(7,773)	-	(7,773)
Balance, at March 31, 2009	2,450,000	2,450	-	-	16,550	(8,998)	-	10,002

Common stock subscribed in private placement at
$0.02 per share	-	-	1,750,000	35,000	-	-	-	35,000
Shares subscription receivable	-	-	-	-	-	-	(35,000)	(35,000)
Net income for the year	-	-	-	-	-	1,208	-	1,208
Balance, March 31, 2010	2,450,000	$ 2,450	$ 1,750,000	$ 35,000	$ 16,550	$ (7,790)	$ (35,000)	$ 11,210

Cash collected - stock subscriptions issued)
Common stock subscribed in private placement at
$0.02 per share	1,750,000	1,750	(1,750,000)	(35,000)	33,250	-	$ 35,000	35,000
Net income for the period	-	-	-	-	-	2,947	-	2,947
Balance, June 30, 2010 - unaudited	4,200,000	$ 4,200	$ -	$ -	$ 49,800	$ (4,843)	$ -	$ 49,157

See accompanying notes to unaudited consolidated financial statements

F-4

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Successor	Successor	Successor	Predecessor
			For the period	For the period
			July 6, 2007	from February 15,
	For the three	For the three	(Date of	2005 (Date of
	months ended	months ended	Inception)	Inception to
	June 30, 2010	June 30, 2009	to June 30, 2010	July 5, 2007)
Cash flows from operating activities
Net income (loss) for the year/period	$2,947	$(697)	$(4,843)	$(37,912)
Amortization	-	-	-	6,735
Changes in operating assets and liabilities:

Other current assets	-	-	-	(74)
Inventories	-	-	(10,000)	(10,500)
Net cash provided by (used in) operating activities	2,947	(697)	(14,843)	(41,751)

Cash flows from investing activities
Acquisition of web site	-	-	-	(33,000)

Net cash flows used in investing activities:	-	-	-	(33,000)

Cash flows from financing activities
Advance from (to) related parties	-	-	122,210	76,882
Proceeds from issuance of common stock	35,000	-	54,000	100

Net cash flows provided by financing activities	35,000	-	176,210	76,982
Net increase (decrease) in cash	37,947	(697)	161,367	2,231

Cash- beginning of year/period	123,420	2,237	-	-
Cash- end of year/period	$161,367	$1,540	$161,367	$2,231

Supplemental disclosure of non cash financing activities:
Issuance of common stock subscribed	$35,000	$-	$35,000	$-

Supplemental cash flow Information:
Cash paid for interest	-	-	-	-
Cash paid for income taxes	-	-	-	-

See accompanying notes to unaudited consolidated financial statements

F-6

AVENUE SOUTH LTD.
(A Development Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Avenue South Ltd. and its subsidiary have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the year ended March 31, 2010.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month period have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.  When used in these notes, the terms "Company", "we", "us" or "our" mean Avenue South Ltd. and its subsidiary included in these consolidated financial statements.

2. ORGANIZATION AND NATURE OF BUSINESS

On July 6, 2007, our principal stockholder acquired 100% of the equity of Avenue South, Inc., a North Carolina corporation. On July 6, 2007, Avenue South Ltd., a Nevada corporation was formed by our principal stockholder and our principal stockholder entered into a share exchange agreement, pursuant to which all the common stock held by our principal stockholder in Avenue South, Inc. was acquired by Avenue South Ltd. by issuing 2 million common shares to our principal stockholder. Avenue South Ltd. then became the parent corporation owning 100% of Avenue South, Inc.

Avenue South, Inc. was incorporated in the State of North Carolina on February 15, 2005 (date of predecessor inception) with the principal business objective of a “one-stop” web based supplier of imported and domestic art reproductions, collectibles and home décor items that are difficult to find in traditional home furnishing retail outlets. All items are sold through the Company’s website, www.avenuesouth.com.

The Company’s success will depend in part on its ability to market and sell its products over the internet and through other marketing channels. There can be no assurance that these marketing efforts will be successful. The Company believes that it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. In addition, the Company may wish to selectively pursue additional products complementary to those of the Company in the future in order to expand its presence in the marketplace and achieve operating efficiencies. The Company may expect to seek to obtain additional funding through debt or equity transactions. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Avenue South Ltd. and its wholly-owned subsidiary Avenue South, Inc., after elimination of all material intercompany accounts, transactions, and profits.

A summary of significant accounting policies of Avenue South Ltd. (A Development Stage Company) (the “Company” or “Successor”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. The Company has not realized any significant revenues from its planned principal business purpose and is considered to be in a development stage in accordance with ASC 915, “Development Stage Entities.”

F-7

AVENUE SOUTH LTD.
(A Development Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Inventory

Inventories consist of finished goods of home furnishing products.  Cost is stated at the lower of cost or market on a first-in, first-out (FIFO) basis.  The Company has not recorded an allowance for slow-moving or obsolete inventory.  There was no inventory on hand at June 30, 2010.

Income Taxes

The Company uses the liability approach to financial accounting and reporting for income taxes.  The differences between the financial statement and tax bases of assets and liabilities are determined annually.  Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income.  Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized.  Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.

Revenue Recognition

The Company recognizes revenue in accordance with accounting standards issued by the FASB, which specifies that revenue is realized or realizable and earned when four criteria are met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred or services have been rendered;
  The seller’s price to the buyer is fixed or determinable; and
  Collectability of payment is reasonably assured.

The Company recognizes revenue when the goods are accepted by the customer and title has passed. The Company sells its goods via shipment from its suppliers directly to its customers. Shipping and handling costs were not significant. The Company has a 30 day return policy and customers have a general right of 30 days return on products delivered.

The Company did not provide for an allowance for return products since the Company has not experienced any sales returns.

Certain customer arrangements require evaluation of the criteria outlined in the accounting standards of reporting revenue “Gross” as a Principal Versus “Net” as an Agent   in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as agent fees. Generally, when we are primarily obligated in a transaction, revenue is recorded on a gross basis. Other factors that we consider in determining whether to recognize revenue on a gross versus net basis include our assumption of credit risk, our latitude in establishing prices, our determination of service specifications and our involvement in the provision of services. When we conclude that we are not primarily obligated as a principal, we record the net amount earned as agent fees within net sales.

Basic Income/Loss Per Common Share

The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with ASC 260, “Earnings Per Share”. At June 30, 2010 and March 31, 2010, the Company did not have any stock equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Transactions

For the year ended March 31, 2010 and 2009, there are no gain and loss on foreign currency transaction as all transactions are denominated in US dollars.

F-8

AVENUE SOUTH LTD.
(A Development Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

4. RECENT CHANGES IN ACCOUNTING STANDARDS

Recent Accounting Pronouncements

In May 2009, the FASB issued new guidance of ASC 855 “Subsequent Events” on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, management of a reporting entity is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) No.2009.05 regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

The Company does not expect that adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

5. DUE TO RELATED PARTIES

As of June 30, 2010, the amount due related parties of $112,210 included $77,235 due to President, Principal Accounting Officer, Secretary and director and $34,975 due to Vice President Sales and Director. As of March 31,2009, the amount due to related parties of $2,235 represented the amount due to President, Principal Accounting Officer, Secretary and director. The amounts due are unsecured, non-interest bearing, and due on demand.

6. INCOME TAXES

The Company accounts for income taxes using the liability method; under which deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

At June 30, 2010, the Company had accumulated deficit during the development stage of $4,843 to offset future taxable income. The Company has established a valuation allowance equal to the full amount of this deferred tax asset due to the uncertainty of the utilization of the operating losses in future periods.

The Company adopted the provisions of ASC 740, “Accounting for Uncertainty in Income Taxes,” at inception. As a result of the implementation of ASC 740, the Company recognized no increase in the liability for unrecognized tax benefits.

The Company has no uncertain tax positions at June 30, 2010 and 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

F-9

AVENUE SOUTH LTD.
(A Development Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

7. STOCKHOLDER’S’ EQUITY

The Company’s Articles of Incorporation authorize 100,000,000 shares of $0.001 par value common stock.  On December 17, 2008, the Company issued 450,000 shares of its Common Stock to the Company’s sole stockholder, at $0.02 per share, for total proceeds of $9,000.

On March 28, 2010 the Company had received stock subscriptions to issue 1,750,000 shares of its common stock to 28 non-US investors at $0.02 per share. The Company completed the private placement offering for gross proceeds of $35,000 to non-US persons in reliance of Regulation S promulgated under the Securities Act of 1933 in June 2010. The total amount of common stock subscribed at March 31, 2010 was $35,000. The Company also entered into a Registration Rights Agreement on March 28, 2010 with each investor whereby as soon as possible but in any event not later than the 120th day after March 28, 2010, the Company agreed to file a registration statement on Form S-1. Upon the failure by the Company to have the Registration Statement declared effective within 180 days from the date of the closing of our offering (September 27, 2010), the Company may be required to issue additional shares of its common stock (valued at $0.02 per share) to each Subscriber as liquidated damages. The penalty amount is equal to five percent of the subscription price paid by each subscriber for the first month starting September 27, 2010, if the Registration Statement is not declared effective by that date. The penalty amount equals an additional 87,500 total common shares that may be issued to all the investors for a one month delay and one percent of the subscription price paid in shares (valued at $0.02 per share) to each subscriber for every month thereafter. The maximum amount of liquidated damages due shall not exceed twenty five percent of the Subscription Price paid by the Subscribers (valued at $0.02 per share), which equals a potential maximum of 437,500 additional total common shares that may be issued to all subscribers.

On June 16, 2010 the Company collected all stock subscriptions receivable totaling $35,000 and issued the 1,750,000 shares that were subscribed in the offering.

8. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the time of issuance of the financial statements. Pursuant to the requirements of FASB ASC Topic 855, there were no events or transactions occurring during this subsequent event reporting period that require recognition or disclosure in the financial statements.

F-10

AVENUE SOUTH LTD.
(A Development Stage Company)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

Page
Reports of Independent Registered Public Accounting Firm	F12
Consolidated Balance Sheets	F13
Consolidated Statements of Operations	F14
Consolidated Statements of Changes in Stockholder’s Equity	F15
Consolidated Statements of Cash Flows	F16
Notes to Consolidated Financial Statements	F17-F20

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Avenue South Ltd

We have audited the accompanying consolidated balance sheets of Avenue South Ltd as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the years in the two-year period ended March 31, 2010 and for the period since inception, July 6, 2007, through March 31, 2010. Avenue South Ltd’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avenue South Ltd as of March 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2010 and for the period since inception, July 6, 2007, through March 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

July 26, 2010

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Avenue South Inc.

We have audited the accompanying statements of operations, changes in stockholder’s equity, and cash flows for the period since inception, February 15, 2005, through July 5, 2007. Avenue South Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avenue South Inc. for the period since inception, February 15, 2005, through July 5, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

July 26, 2010

F-13

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	March 31,2010	March 31,2009

ASSETS
Current Assets:
Cash and cash equivalents	$123,420	$2,237
Inventory	-	10,000

Total Assets	123,420	12,237

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Due to related parties	$112,210	$2,235

Total Liabilities	112,210	2,235

Commitments and contingencies

Stockholder’s Equity:
Common stock , $0.001 par value; 100,000,000 shares authorized;
2,450,000 shares and 2,450,000 shares issued and outstanding at March 31, 2010 and 2009, respectively.	2,450	2,450
Common stock subscribed, 1,750,000 shares	35,000	-
Additional paid-in capital	16,550	16,550
Deficit accumulated during the development stage	(7,790)	(8,998)
Stock subscription receivable	(35,000)	-

Total Stockholder’s Equity	11,210	10,002

Total Liabilities and Stockholder’s Equity	$123,420	$12,237

See accompanying notes to consolidated financial statements

F-14

AVENUE SOUTH LTD.
( A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Successor		Successor		Predecessor
				For the period		For the period from
				July 6, 2007		February 15, 2005
	For the year ended	For the year ended		(Date of Inception)		(Date of Inception) to
	March 31, 2010	March 31, 2009		to March 31, 2010		July 5, 2007

Revenue
Sales	$13,500	$417		$14,210		$10,787

Cost of sales	10,000	276		10,276		8,675
Gross Margin	3,500	141		3,934		2,112

Operating Expenses
Other selling, general and administrative expenses	2,292	7,914		11,724		40,024

Total operating expenses	2,292	7,914		11,724		40,024

Net operating income (loss)	1,208	(7,773)		(7,790)		(37,912)

Other Income (expenses)	-	-	-	-	-	-

Net income (loss)	$1,208	$(7,773)		$(7,790)		$(37,912)

Income (Loss) per common share:
- Basic and fully diluted	$0.00	$0.00

Weighted average number of shares
- Basic and fully diluted	2,450,000	2,129,452

See accompanying notes to Consolidated financial statements

F-15

AVENUE SOUTH LTD.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

					Additional	Deficit Accumulated	Stock	Total
	Common Stock		Capital Stock Subscribed		Paid	During the	Subscription	Stockholder’s
Predecessor Entity	Shares	Amount	Shares	Amount	In capital	Development Stage	Receivable	Equity
Balance, February 15, 2005 (Inception of Predecessor Entity)	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Share issued in inception	1	100	-	-	-	-	-	100
Net loss for the period	-	-	-	-	-	(2,167)	-	(2,167)
Balance, March 31, 2005	1	100	-	-	-	(2,167)	-	(2,067)

Net loss for the year	-	-	-	-	-	(15,439)	-	(15,439)
Balance, March 31, 2006	1	100	-	-	-	(17,606)	-	(17,506)

Net loss for the year	-	-	-	-	-	(275)	-	(275)
Balance, March 31, 2007	1	100	-	-	-	(17,881)	-	(17,781)

Net loss for the year	-	-	-	-	-	(20,031)	-	(20,031)
Balance, July 5, 2007	1	$ 100	-	$ -	$ -	(37,912)	$ -	(37,812)

Successor Entity
Balance, July 6, 2007 (Inception of Successor Entity)	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Issuance of Common Stock	2,000,000	2,000	-	-	8,000	-	-	10,000
Net loss for the period	-	-	-	-	-	(1,225)	-	(1,225)
Balance, March 31, 2008	2,000,000	2,000	-	-	$ 8,000	(1,225)	-	8,775

Share issued in private placement at $0.02 per share	450,000	450	-	-	8,550	-	-	9,000
Net loss for the year	-	-	-	-	-	(7,773)	-	(7,773)
Balance, at March 31, 2009	2,450,000	2,450	-	-	16,550	(8,998)	-	10,002

Common stock subscribed in private placement at $0.02 per share	-	-	1,750,000	35,000	-	-	-	35,000
Shares subscription receivable	-	-	-	-	-	-	(35,000)	(35,000)
Net income for the year	-	-	-	-	-	1,208	-	1,208
Balance, March 31, 2010	2,450,000	$ 2,450	1,750,000	$ 35,000	$ 16,550	$ (7,790)	$ (35,000)	$ 11,210

See accompanying notes to consolidated financial statements

F-16

AVENUE SOUTH LTD.

( A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Successor	Successor	Predecessor
			For the period
			July 6, 2007	For the period
	For the year	For the year	(Date of	from February 15,
	ended	ended	Inception)	2005 (Date of
	March 31,	March 31,	to March 31,	Inception) to
	2010	2009	2010	July 5, 2007
Cash flows from operating activities
Net income (loss) for the year/period	$1,208	$(7,773)	$(7,790)	$(37,912)
Amortization	-	-	-	6,735
Changes in operating assets and liabilities:

Other current assets	-	-	-	(74)
Inventories	10,000	-	(10,000)	(10,500)
Net cash provided by (used in) operating activities	11,208	(7,773)	(17,790)	(41,751)

Cash flows from investing activities
Acquisition of web site	-	-	-	(33,000)

Net cash flows used in investing activities:	-	-	-	(33,000)

Cash flows from financing activities
Advance from (to) related parties	109,975	(3,000)	122,210	76,882
Proceeds from issuance of common stock	-	9,000	19,000	100

Net cash flows provided by financing activities	109,975	6,000	141,210	76,982
Net increase (decrease) in cash	121,183	(1,773)	123,420	2,231

Cash- beginning of year/period	2,237	4,010	-	-
Cash- end of year/period	$123,420	$2,237	$123,420	$2,231

Supplemental disclosure of non cash financing activities:
Stock subscription receivable	$35,000	$-	$35,000	$-

Supplemental cash flow Information:
Cash paid for interest	-	-	-	-
Cash paid for income taxes	-	-	-	-

See accompanying notes to consolidated financial statements

F-17

AVENUE SOUTH LTD.
( A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

On July 6, 2007, our principal stockholder acquired 100% of the equity of Avenue South, Inc., a North Carolina corporation. On July 6, 2007, Avenue South Ltd., a Nevada corporation was formed by our principal stockholder and our principal stockholder entered into a share exchange agreement, pursuant to which all the common stock held by our principal stockholder in Avenue South, Inc. was acquired by Avenue South Ltd. by issuing 2 million common shares to our principal stockholder. Avenue South Ltd. then became the parent corporation owning 100% of Avenue South, Inc.

Avenue South, Inc. was incorporated in the State of North Carolina on February 15, 2005 (date of predecessor inception) with the principal business objective of a “one-stop” web based supplier of imported and domestic art reproductions, collectibles and home décor items that are difficult to find in traditional home furnishing retail outlets. All items are sold through the Company’s website, www.avenuesouth.com.

The Company’s success will depend in part on its ability to market and sell its products over the internet and through other marketing channels. There can be no assurance that these marketing efforts will be successful. The Company believes that it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. In addition, the Company may wish to selectively pursue additional products complementary to those of the Company in the future in order to expand its presence in the marketplace and achieve operating efficiencies. The Company may expect to seek to obtain additional funding through debt or equity transactions. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Avenue South Ltd. and its wholly-owned subsidiary Avenue South, Inc., after elimination of all material intercompany accounts, transactions, and profits.

A summary of significant accounting policies of Avenue South Ltd. (A Development Stage Company) (the “Company” or “Successor”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. The Company has not realized any significant revenues from its planned principal business purpose and is considered to be in a development stage in accordance with ASC 915, “Development Stage Entities.”

Inventory

Inventories consist of finished goods of home furnishing products.  Cost is stated at the lower of cost or market on a first-in, first-out (FIFO) basis.  The Company has not recorded an allowance for slow-moving or obsolete inventory.  There was no inventory on hand at March 31, 2010 and no obsolete inventory at March 31, 2009. The Company sold its entire inventory during the year ended March 31, 2010.

Income Taxes

The Company uses the liability approach to financial accounting and reporting for income taxes.  The differences between the financial statement and tax bases of assets and liabilities are determined annually.  Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income.  Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized.  Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.

F-18

AVENUE SOUTH LTD.
( A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition

The Company recognizes revenue in accordance with accounting standards issued by the FASB, which specifies that revenue is realized or realizable and earned when four criteria are met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred or services have been rendered;
  The seller’s price to the buyer is fixed or determinable; and
  Collectability of payment is reasonably assured.

The Company recognizes revenue when the goods are accepted by the customer and title has passed. The Company sells its goods via shipment from its suppliers directly to its customers. Shipping and handling costs were not significant. The Company has a 30 day return policy and customers have a general right of return on products delivered.

The Company did not provide for an allowance for return products since the Company has not experienced any sales returns.

Certain customer arrangements require evaluation of the criteria outlined in the accounting standards of reporting revenue “Gross” as a Principal Versus “Net” as an Agent   in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as agent fees. Generally, when we are primarily obligated in a transaction, revenue is recorded on a gross basis. Other factors that we consider in determining whether to recognize revenue on a gross versus net basis include our assumption of credit risk, our latitude in establishing prices, our determination of service specifications and our involvement in the provision of services. When we conclude that we are not primarily obligated as a principal, we record the net amount earned as agent fees within net sales.

Basic Income/Loss Per Common Share

The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with ASC 260, “Earnings Per Share”. At March 31, 2010 and 2009, the Company did not have any stock equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Foreign Currency Transactions

For the year ended March 31, 2010 and 2009, there are no gain and loss on foreign currency transaction as all transactions are denominated in US dollars.

3. RECENT CHANGES IN ACCOUNTING STANDARDS

Recent Accounting Pronouncements

 In May 2009, the FASB issued new guidance of ASC 855 “Subsequent Events” on the treatment of subsequent events which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, management of a reporting entity is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This new guidance was effective for fiscal years and interim periods ended after June 15, 2009, and must be applied prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) No.2009.05 regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

The Company does not expect that adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

F-19

4. REORGANIZATION OF AVENUE SOUTH, INC.

On July 6, 2007, Avenue South Ltd. (the Successor) acquired all of the assets but contractually was not required to assume the liabilities of the Avenue South, Inc. (Predecessor).

On July 5, 2007 before the date of reorganization, the assets and liabilities of the Predecessor are as follow:

Assets not acquired - Cash and Cash equivalents	$2,231
Inventory	10,500
Assets not acquired - Other current assets	74
Web site, net	26,265
Liabilities not assumed - Due to stockholder	(76,882)

Net liabilities of the Predecessor	$(37,812)

The assets acquired from the Predecessor were recorded based on their fair values and were allocated in accordance with the purchase method accounting, to tangible assets acquired to the extent of the bargain purchase consideration paid by the Successor to the owner of the Predecessor for $10,000, as follows:

Inventory	$10,000
Web site, net	-

Net assets recorded by the Company from the Predecessor	$10,000

The following financial information presents the results of the Predecessors before the reorganization:

	For the period from
	April 1, 2007 to	For the year ended	For the year ended
	July 5, 2007	March 31, 2007	March 31, 2006

Sales	$-	-	10,613
Cost of sales	-	-	8,675

Gross margin	-	-	1,938

Other Selling, general and administrative expenses	20,031	275	17,377

Net loss	$(20,031)	(275)	(15,439)

5. DUE TO RELATED PARTIES

As of March 31, 2010, the amount due related parties of $112,210 included $77,235 due to President, Principal Accounting Officer, Secretary and director and $34,975 due to Vice President Sales and Director. As of March 31,2009, the amount due to related parties of $2,235 represented the amount due to President, Principal Accounting Officer, Secretary and director. The amounts due are unsecured, non-interest bearing, and due on demand.

F-20

6. INCOME TAXES

The Company accounts for income taxes using the liability method; under which deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

At March 31, 2010, the Company had accumulated deficit during the development stage of $7,790 to offset future taxable income. The Company has established a valuation allowance equal to the full amount of this deferred tax asset due to the uncertainty of the utilization of the operating losses in future periods.

The Company adopted the provisions of ASC 740, “Accounting for Uncertainty in Income Taxes,” at inception. As a result of the implementation of ASC 740, the Company recognized no increase in the liability for unrecognized tax benefits.

The Company has no uncertain tax positions at March 31, 2010 and 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

7. STOCKHOLDER’S’ EQUITY

The Company’s Articles of Incorporation authorize 100,000,000 shares of $0.001 par value common stock.  On December 17, 2008, the Company issued 450,000 shares of its Common Stock to the Company’s sole stockholder, at $0.02 per share, for total proceeds of $9,000.

On March 28, 2010 the Company had received stock subscriptions to issue 1,750,000 shares of its common stock to 28 non-US investors at $0.02 per share. The Company completed the private placement offering for gross proceeds of $35,000 to non-US persons in reliance of Regulation S promulgated under the Securities Act of 1933 in June 2010. The total amount of common stock subscribed at March 31, 2010 was $35,000.

The Company also entered into a Registration Rights Agreement on March 28, 2010 with each investor whereby as soon as possible but in any event not later than the 120th day after March 28, 2010, the Company agreed to file a registration statement on Form S-1. Upon the failure by the Company to have the Registration Statement declared effective within 180 days from the date of the closing of our offering (September 27, 2010), the Company may be required to issue additional shares of its common stock (valued at $0.02 per share) to each Subscriber as liquidated damages. The penalty amount is equal to five percent of the subscription price paid by each subscriber for the first month starting September 27, 2010, if the Registration Statement is not declared effective by that date. The penalty amount equals an additional 87,500 total common shares that may be issued to all the investors for a one month delay and one percent of the subscription price paid in shares (valued at $0.02 per share) to each subscriber for every month thereafter. The maximum amount of liquidated damages due shall not exceed twenty five percent of the Subscription Price paid by the Subscribers (valued at $0.02 per share), which equals a potential maximum of 437,500 additional total common shares that may be issued to all subscribers.

8. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the time of issuance of the financial statements. Pursuant to the requirements of FASB ASC Topic 855, there were no events or transactions occurring during this subsequent event reporting period that require recognition or disclosure in the financial statements.

F-21

1,750,000 Shares
AVENUE SOUTH LTD.
Common Stock

PROSPECTUS

, 2010

Until ____, 2010 (X days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Commission filing fee	$300
Legal fees and expenses	10,000
Accounting fees and expenses	2,000
Printing and marketing expenses	500
Miscellaneous	200
Total	$13,000

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On July 6, 2007 we issued 2,000,000 shares of our common stock at a price of $0.005 per share to Irina Goldman upon the formation of our company for $10,000. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

II-1

On December 17, 2008, we issued 450,000 shares of our common stock at a price of $0.02 per share to Irina Goldman for cash proceeds of $9,000. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

We relied on Section 4(2) of the Securities Act in connection with the above issuances of securities based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

On March 28, 2010, we completed a private placement in which we issued and sold to the selling stockholders an aggregate of 1,750,000 shares of our common stock, for an aggregate purchase price of $35,000, or $0.02 per share. As a result of this private placement, we raised approximately $35,000 in gross proceeds, which left us with approximately $35,000 in net proceeds after the deduction of offering expenses in the amount of $0.  The foregoing issuance was made in reliance upon exemptions provided by Rule 903 of Regulation S of the Securities Act. We were able to rely on Rule 903 because (a) the subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) the subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the U.S.) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) the subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the U.S. and (d) the subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in our company.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of the Company, as amended to date*
3.2	Bylaws of the Company, as amended to date*
4.5	Registration Rights Agreement*
5	Opinion of Law Offices of Gary R. Henrie as to the legality of the shares*
10.1	Form of Subscription Agreement, dated March 28, 2010*
10.2	Stock Purchase Agreement, dated July 6, 2007, among David F. Ruppen and Mary Carol Ruppen and Irina Goldman.*
10.3	Share Exchange Agreement among Irina Goldman, the Company and Avenue South, Inc.*
21	Subsidiaries of the Company*
23.1	Consent of EFP Rotenberg LLP *
23.2	Consent of Law Offices of Gary R. Henrie*
Power of Attorney (included on the signature page of this registration statement)*

*Filed herewith.

II-2

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (a)     Include any prospectus required by Section 10(a)(3) of the Securities Act, and

       (b)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

       (c)     Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Until _______, all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, NY on the 27th day of July, 2010.

AVENUE SOUTH LTD.

By:	/s/ IRINA GOLDMAN
Irina Goldman
President and Principal Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Irina Goldman and Fung Chun Ngai, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Signature	Title

President, Principal Financial Officer and Secretary
(Principal Executive Officer and Principal
September 13, 2010	/s/ IRINA GOLDMAN	Accounting Officer) and Director
Irina Goldman

September 13, 2010	/s/ FUNG CHUN NGAI	Treasurer, Vice President Sales and Director
Fung Chun Ngai

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of the Company, as amended to date*
3.2	Bylaws of the Company, as amended to date*
4.5	Registration Rights Agreement*
5	Opinion of Law Offices of Gary R. Henrie as to the legality of the shares*
10.1	Form of Subscription Agreement, dated March 28, 2010*
10.2	Stock Purchase Agreement, dated July 6, 2007, among David F. Ruppen and Mary Carol Ruppen and Irina Goldman.*
10.3	Share Exchange Agreement among Irina Goldman, the Company and Avenue South, Inc.*
21	Subsidiaries of the Company*
23.1	Consent of EFP Rotenberg LLP *
23.2	Consent of Law Offices of Gary R. Henrie*
Power of Attorney (included on the signature page of this registration statement)*

*Filed herewith